                                                                EXHIBIT 99.01


                       SETTLEMENT AGREEMENT AND RELEASE


         1.      Effective Date.

         This Settlement Agreement and Release (the "Agreement") is made as of the Closing Date pursuant to Paragraph 9 herein.

         2.      Parties.

         The parties to this agreement (collectively, the "Parties") are as follows:

                 a.       GIANT GROUP, LTD. ("GIANT");

                 b.       Burt Sugarman;

                 c.       Terry Christensen;

                 d.       Robert Wynn;

                 e.       David Gotterer;

                 f.       William P. Foley, II;

                 g.       Fidelity National Financial, Inc. ("Fidelity");

                 h.       CKE Restaurants, Inc. ("CKE");

                 i.       William Davenport; and

                 j.       Robert Martyn.


         3.      Recitals.

         This agreement is entered into with reference to the following matters and facts:

                 a. GIANT GROUP, LTD. V. William P. Foley, II; CKE Restaurants, Inc.; Fidelity National Financial, Inc.; William Davenport; and Robert Martin and Related Counterclaims, Case No. SACV 95-1095 LHM (EEx), United States District Court, Central District of California (the "Action"), involves both claims and counterclaims between and among GIANT, Mr. Sugarman, Mr.





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Christensen, Mr. Wynn, Mr. Gotterer, Mr. Foley, Fidelity, CKE, Mr. Davenport
and Mr. Martyn.

                 b. GIANT commenced the Action on December 19, 1995 by filing a complaint against Mr. Foley, CKE, Fidelity, Mr. Davenport and Mr. Martyn for violations of section 13(d) of the Securities Exchange Act, fraud, breach of fiduciary duty, conspiracy and breach of contract. GIANT amended the complaint as of right on January 4, 1996 (the "First Amended Complaint").

                 c. Mr. Foley and Fidelity filed an answer to the First Amended Complaint, denying all material allegations, and asserted counterclaims on January 16, 1996 (the "Counterclaim") against GIANT, and its directors, Mr. Sugarman, Mr. Christensen, Mr. Wynn and Mr. Gotterer (collectively, the "Directors") for defamation and breach of fiduciary duty with respect the GIANT's adoption of a shareholder rights plan on January 4, 1996. Mr. Foley and Fidelity amended the Counterclaim as of right on February 16, 1996 (the "First Amended Counterclaim"), adding additional claims for breach of fiduciary duty with respect to (1) GIANT's adoption of a program to exchange newly issued, non-voting GIANT preferred stock for Rally's Hamburgers, Inc.'s ("Rally's") common stock; (2) GIANT's repurchase of its shares pursuant to a stock repurchase program (the "Stock Repurchases"); and (3) Rally's decision to repurchase from GIANT some of its outstanding debt (the "Debt Buy-Back"). Mr. Foley and Fidelity amended their First Amended Counterclaim with leave of the Court on March 22, 1996 (the "Second Amended Counterclaim"),





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eliminating the claims for breach of fiduciary duty with respect to the Stock
Repurchases and the Debt Buy-Back. Although GIANT and the Directors have not answered the Second Amended Counterclaim, they deny all material allegations therein.

                 d. CKE filed an answer to the First Amended Complaint on January 29, 1996, denying all material allegations therein.

                 e. Mr. Davenport and Mr. Martyn filed answers to the First Amended Complaint on January 11, 1996, denying all material allegations therein.

                 f. Each of the Parties considers it to be in his or its best interests, and to his or its advantage, forever to dismiss, settle, adjust and compromise all claims and counterclaims which have been asserted, or which could have been asserted, in the Action; and

                 g. The Agreement effects the compromise and settlement of claims and counterclaims which are denied and contested, and nothing contained herein shall be construed as an admission by any party hereto of any liability of any kind to any other party hereto or to any person whatsoever, all such liability being expressly denied.

         4.      Dismissals

                 a. Subject to the satisfaction or waiver of the conditions to closing specified below in Paragraphs 8 and 9 of the Agreement, the Parties will file a stipulated request for dismissal with prejudice of the Action, substantially in the form of Exhibit "A" hereto, and will file same promptly after the





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Closing Date.  The Parties hereby authorized their respective counsel of record in the Action to execute all documents necessary to effectuate such dismissal with prejudice.

         5.      General Release.

                 a. Effective at and upon the Closing Date of the Agreement, GIANT, Mr. Sugarman, Mr. Christensen, Mr. Gotterer, and Mr. Wynn generally relieves, releases and forever discharges Mr. Foley, CKE, Fidelity, Mr. Davenport and Mr. Martyn and their respective officers, directors, employees, agents, shareholders, subsidiaries, affiliates, successors, assigns, personal representatives, predecessors, parent entities, affiliated organizations, divisions, attorneys, and their heirs, executors, trustees, administrators, successors and assigns or any such persons, entities, and each of them, of and from any and all claims, debts, liabilities, demands, judgments, accounts, obligations, promises, acts, agreements, costs, expenses (including but not limited to attorneys' fees), damages, actions and causes of action, of any kind or nature, whether known or unknown, suspected or unsuspected (collectively, the "Claims") based on, arising out of, relating to, or in connection with the Action and the transactions contemplated by or effected pursuant to the Agreement or the Purchase and Standstill Agreement, dated as of April 26, 1996, (the "Purchase Agreement") among GIANT, Fidelity and CKE.

                 b. Effective at and upon the Closing Date of the Agreement Mr. Foley, CKE, Fidelity, Mr. Davenport and Mr. Martyn




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generally relieve, release and forever discharge GIANT, Mr. Sugarman, Mr.
Christensen, Mr. Wynn and Mr. Gotterer and their respective officers, directors, employees, agents, shareholders, subsidiaries, affiliates, successors, assigns, personal representative, predecessors, parent entities, affiliated organizations, divisions, attorneys, and their heirs, executors, trustees, administrators, successors and assigns or any such persons, entities, and each of them, of and from any Claims based on, arising out of, relating to, or in connection with the Action and the transactions contemplated by or effected pursuant to the Agreement or the Purchase Agreement.

                 c. Notwithstanding the foregoing, nothing contained herein constitutes a release of any Claim that might arise in the future based on (i) any continuing obligation(s) owing by one party to any other party pursuant to the Agreement or the Purchase Agreement or any other agreement referred to herein or therein or contemplated hereby or thereby, or (ii) the breach by any party of any representations, warranties, covenants or agreements contained in the Agreement, the Purchase Agreement or any other agreement referred to herein or therein or contemplated hereby or thereby.

         6.      Waiver Under Section 1542 of the California Civil Code.

         The Parties each understand, agree and do hereby waive any and all rights each may have under Section 1542 of the California Civil Code, which provides as follows:





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         A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

In connection with this waiver and relinquishment, the Parties acknowledge that they are aware that they may subsequently discover Claims presently unknown or unsuspected, or facts in addition to or different from those which they now know or believe to be true, with respect to the matters released herein. Nevertheless, it is their intention, through the Agreement, to fully, finally and forever settle and release all such matters, and all Claims relative thereto.

         7.      Execution of Additional Documents.

         The Parties covenant and agree to execute and deliver such additional documents and do all such acts and things as may be reasonably necessary or requisite to carry out the full intent and meaning of the Agreement, including but not limited to execution of documentation necessary to effectuate a dismissal of the Action with prejudice.

         8.      Conditions to Closing.

         The following conditions must be satisfied on or prior to the Closing Date, unless waived in writing by all Parties:

                 a. Execution of the purchase and standstill agreement by and among Fidelity, CKE and GIANT (the "Purchase Agreement"),





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a true and correct copy of which is attached hereto as Exhibit "B," on or before April 26, 1996.

         9.      Closing.

                 a. The closing pursuant to the Agreement shall occur at 10:00 a.m on April 26, 1996 (the "Closing Date"), at the offices of Christensen, White, Miller, Fink, Jacobs, Glaser & Shapiro, LLP, 2121 Avenue of the Stars, 18th Floor, Los Angeles, California 90067.

                 b.       The following items must be delivered at closing:

                          i)      Executed Settlement Agreement and Release;

                          ii)     Executed Purchase Agreement and all items
required to be delivered at the closing pursuant thereto; and

                          iii)    Executed request for dismissal of the Action.

         10.     Representations and Warranties.

         The Parties, and each of them, represent and warrant to each other and agree with each other as follows:

                 a. Each of the Parties has carefully read and reviewed the Agreement and understands it fully, and each of the Parties has reviewed the terms of the Agreement with an attorney of the Parties' choice prior to executing the Agreement, or has had a full opportunity to obtain an attorney for this purpose and has expressly elected not to do so with full knowledge of the consequences.

                 b. Each of the Parties specifically does not rely upon any statement, representation, legal opinion, accounting opinion, or promise of any other party or any person representing





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them, in executing the Agreement, or in making the settlement provided for herein, except as expressly stated in the Agreement.

                 c. There have been and are no other agreements or understandings between the Parties relating to the matters settled or released herein, except as stated in the Agreement.

                 d. Each of the Parties has made such an investigation of the law and the facts pertaining to this settlement and the Agreement and of all matters pertaining thereto as it deems necessary. The Agreement has been carefully read by, the contents hereof are known and understood by, and it is signed freely by, each person executing the Agreement.

                 e. The Agreement is the result of protracted, arms' length negotiation between the Parties.

                 f. Each of the Parties agrees that, absent and subject to an order from a court of competent jurisdiction or similar compulsion of law, such party will not, either directly or indirectly, take any action which would interfere with the performance of the Agreement by any party hereto, or which would adversely affect any of the rights provided for herein.

                 g. Each of the Parties hereto hereby covenants and agrees not to bring any claim, action, suit or proceeding against any other party hereto, directly or indirectly, regarding or related in any manner to the matters settled and released hereby, except as provided in the Agreement.

                 h. Each of the Parties hereto represents and warrants to every other party hereto that he or it is the sole and lawful





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owner of all right, title and interest in and to every claim and other matter which he or it releases herein, and that he or it has not otherwise heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, any claim or other matter which he or it releases herein.

                 i. Each of the Parties executing the Agreement warrants that he or it has the authority to execute the Agreement from the party on whose behalf said person is purporting to execute it.

         11.     Integration.

         The Agreement and all of its exhibits constitute a single integrated, written contract expressing the entire agreement of the Parties relative to the subject matter hereof. No recitals, covenants, agreements, representations or warranties of any kind whatsoever have been made and/or relied upon by any of the Parties except as specifically set forth in the Agreement. All prior discussions and negotiations have been or are merged and integrated into, and are superseded by, the Agreement.

         12.     Joint Negotiation.

         The Agreement has been jointly negotiated and drafted. The language the Agreement shall be construed as a whole according to its fair meaning and not strictly for or against any party, and it is agreed that no provision hereof shall be construed against any party hereto by virtue of the activities of that party or such party's attorneys.





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         13.     Severability.

         The Parties covenant and agree that in the event that any provision of the Agreement should be held by a court of competent jurisdiction to be void, voidable, illegal or unenforceable in any respect, the remaining portions thereof and provisions hereof shall nevertheless remain in full force and effect as if such void, voidable, illegal or unenforceable provision had never been contained herein.

         14.     Governing Law.

         The Agreement shall be construed in accordance with, and governed by, the laws of the State of California, and each party hereto consents to the jurisdiction of any court of competent subject matter jurisdiction located in the State of California, County of Los Angeles, for the purpose of an action, suit or proceeding arising out of or based on the Agreement or any provision hereof, in accordance with Paragraph 16 herein.

         15.     Execution in Counterparts.

         The Agreement may be executed and delivered in two or more counterparts, each of which, when so executed and delivered, shall be an original.

         16.     Dispute Resolution.

                 a. Any controversy or claim arising out of or relating to the Agreement, or any breach thereof, shall be settled by the appointment of a retired judge of the Superior or Appellate Courts of California who shall act pursuant to Section 638.1 of the California Code of Civil Procedure "to try any and





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all of the issues in an action or proceeding, whether of fact or of law, and to report a state of decision thereon." The Parties stipulate to the use of the reference procedure and agree that the Superior Court of Los Angeles County of the State of California may issue such orders as are necessary to implement the Parties' intent that any such controversy or claim shall be resolved through the use of the reference procedure.

                 b. In accordance with the foregoing paragraph, the Parties shall be entitled to discovery as provided in the California Code of Civil Procedure. However, the referee may regulate the extent and scope of such discovery based upon the nature of the controversy, the amounts involved and the expected benefits from any discovery.

                 c. If the Parties are unable to agree on the appointment of a retired judge to serve as a referee, then the court shall appoint a retired judge to act as the referee.

                 d. The referee shall apply applicable substantive law and the rules of evidence set forth in the California Evidence Code and applicable case authority. The Parties shall not be required to file formal pleadings and shall take other steps as may be appropriate and necessary to assure that any controversy be resolved as efficiently and expeditiously as possible.

                 e. The decision reached by the referee shall be entered as a judgment of the Superior Court appointing the referee and such decision shall be fully appealable.





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                 f.       All fees and expenses of the referee shall be
initially borne on a pro rata basis by the Parties, but shall be recoverable by the prevailing party.

         17.     Cost of Suit.

         If, suit, action or arbitration is brought to enforce or interpret any provision of the Agreement, or the rights or obligations of any party hereto, the prevailing party shall be entitled to recover, as an element of such party's costs of suit, action or arbitration and not as damages, all reasonable costs and expenses incurred or sustained by such prevailing party in connection with such suit, action or arbitration, including, without limitation, legal fees and court costs.

         18.     Notices.

         Any notice or communication by or between the Parties to the Agreement is duly given if in writing and delivered in person, mailed by registered or certified mail, postage prepaid, return receipt requested or delivered by telecopier or overnight air courier guaranteeing next day delivery to the other's address:

         If to GIANT, Mr. Sugarman, Mr. Christensen, Mr. Wynn or Mr. Gotterer:

                 GIANT GROUP, LTD.
                 150 El Camino Drive, Suite 303
                 Beverly Hills, CA  90212
                 Attn:  Burt Sugarman





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With a copy to:

         Eric Landau
         Christensen, White, Miller, Fink, Jacobs, Glaser & Shapiro, LLP 2121 Avenue of the Stars, 18th Floor
         Los Angeles, CA  90067
         Telephone:       (310) 553-3000
         Telecopier:      (310) 553-2920

If to Mr. Foley or Fidelity:

         Fidelity National Title Insurance
         17911 Von Karman Avenue
         Irvine, CA  92714
         Attn:  Andrew Puzder

With a copy to:

         Stephen Howard
         Milbank, Tweed, Hadley & McCloy
         601 S. Figueroa Street, 30th Floor
         Los Angeles, CA  90017-5735
         Telephone:       (213) 892-4000
         Telecopier:      (213) 629-5063


If to CKE:

         CKE Restaurants, Inc.
         1200 N. Harbor Boulevard
         Anaheim, CA  92801
         Attn:  Thomas Thompson

With a copy to:

         Richard Goodman
         Stradling Yocca Carlson & Rauth
         660 Newport Center Drive, Suite 1600
         Newport Beach, CA  92660
         Telephone:       (714) 725-4000
         Telecopier       (714) 725-4100


If to Mr. Davenport:

         PaineWebber, Inc.
         610 Newport Center Drive, 13th Floor
         Newport Beach, CA  92660





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With a copy to:

         Milford Dahl, Jr.
         Rutan & Tucker
         611 Anton Boulevard, 14th Floor
         Cosa Mesa, CA  92626
         Telephone:       (714) 641-5100
         Telecopier:      (714) 546-9035

If to Mr. Martyn:

         Burns Pauli Mahoney Co
         7733 Forsyth Boulevard, Suite 2000
         St. Louis, Missouri  63105

With a copy to:

         Milford Dahl, Jr.
         Rutan & Tucker
         611 Anton Boulevard, 14th Floor
         Cosa Mesa, CA  92626
         Telephone:       (714) 641-5100
         Telecopier:      (714) 546-9035


         Any party by notice to the others may designate additional or different addresses for subsequent notices or communications.

         All notices and communications shall be deemed to have been duly given at the time delivered by hand, if personally served; the date receipt is acknowledged, if mailed by registered or certified mail; when confirmation is received, if telecopied; and the next business day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.





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         IN WITNESS WHEREOF, the Parties each have approved and executed the
Agreement effective as of the date first set forth hereinabove.

GIANT GROUP, LTD.                          BURT SUGARMAN

Dated: April 26, 1996                      Dated: April 26, 1996
      ------------------------                   --------------------------
By: /s/ BURT SUGARMAN                      /s/ BURT SUGARMAN
   ---------------------------             --------------------------------
                                           Burt Sugarman
Its: Chief Executive Officer

TERRY CHRISTENSEN                          ROBERT WYNN

Dated: April 26, 1996                      Dated: April 26, 1996
      ------------------------                   --------------------------
/s/ TERRY CHRISTENSEN                      /s/ ROBERT WYNN
- ------------------------------             --------------------------------
Terry Christensen                          Robert Wynn


DAVID GOTTERER                             WILLIAM P. FOLEY, II

Dated: April 26, 1996                      Dated: April 26, 1996
      ------------------------                   --------------------------
/s/ DAVID GOTTERER                         /s/ WILLIAM P. FOLEY, II
- ------------------------------             --------------------------------
David Gotterer                             William P. Foley, II


CKE RESTAURANTS, INC.                      FIDELITY NATIONAL FINANCIAL, INC.

Dated: April 26, 1996                      Dated: April 26, 1996
      ------------------------                   --------------------------
By: /s/ WILLIAM P. FOLEY, II               By: /s/ WILLIAM P. FOLEY II
   ---------------------------                -----------------------------
Its: Chairman of the Board and             Its: Chairman of the Board and
     Chief Executive Officer                    Chief Executive Officer

WILLIAM DAVENPORT                          ROBERT MARTYN

Dated: April 26, 1996                      Dated: April 26, 1996
      ------------------------                   -------------------------
/s/ WILLIAM DAVENPORT                      /s/ ROBERT MARTYN
- ------------------------------             -------------------------------
William Davenport                          Robert Martyn





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